Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of the Class A Common Stock, par value $0.01 per share, of Solaris Energy Infrastructure, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 12, 2024

J Turbines, Inc.

By:	/s/ John A. Johnson
Name:	John A. Johnson
Title:	President

By:	/s/ John A. Johnson
Name:	John A. Johnson